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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                              MI DEVELOPMENTS INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Subordinate Voting Shares, no par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    55304X104
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                September 8, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)
      [X]  Rule 13d-1(c)
      [ ]  Rule 13d-1(d)

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CUSIP No. 55304X104                   13G

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      Greenlight Capital, L.L.C.
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [ ]
                                                                        (b)  [ ]


--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
         NUMBER OF            5   SOLE VOTING POWER
           SHARES
        BENEFICIALLY
          OWNED BY                2,260,600
            EACH            ----------------------------------------------------
         REPORTING            6   SHARED VOTING POWER
        PERSON WITH

                                  0
                            ----------------------------------------------------
                              7   SOLE DISPOSITIVE POWER


                                  2,260,600
                            ----------------------------------------------------
                              8   SHARED DISPOSITIVE POWER


                                  0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      2,260,600
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      4.8%**
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*


      OO
--------------------------------------------------------------------------------

     * SEE INSTRUCTIONS BEFORE FILLING OUT
    ** SEE ITEM 4(b).

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CUSIP No. 55304X104                   13G

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


       Greenlight Capital, Inc.
-------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                        (b) [ ]


-------------------------------------------------------------------------------
  3    SEC USE ONLY


-------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


       Delaware
-------------------------------------------------------------------------------
        NUMBER OF                   5   SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY                       2,123,900
           EACH                 -----------------------------------------------
        REPORTING                   6   SHARED VOTING POWER
       PERSON WITH

                                        0
                                -----------------------------------------------
                                    7   SOLE DISPOSITIVE POWER


                                        2,123,900
                                -----------------------------------------------
                                    8   SHARED DISPOSITIVE POWER


                                        0
-------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       2,123,900
-------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


-------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       4.5%**
-------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*


       CO
-------------------------------------------------------------------------------

      * SEE INSTRUCTIONS BEFORE FILLING OUT
     ** SEE ITEM 4(b).

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CUSIP No. 55304X104                   13G

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


       David Einhorn
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION


       U.S. Citizen
--------------------------------------------------------------------------------
         NUMBER OF                   5     SOLE VOTING POWER
           SHARES
        BENEFICIALLY
          OWNED BY                         4,384,500
            EACH                   ---------------------------------------------
         REPORTING                   6     SHARED VOTING POWER
        PERSON WITH

                                           0
                                   ---------------------------------------------
                                     7     SOLE DISPOSITIVE POWER


                                           4,384,500
                                   ---------------------------------------------
                                     8     SHARED DISPOSITIVE POWER


                                           0
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


       4,384,500
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       9.3%**
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*


       IN
--------------------------------------------------------------------------------

         * SEE INSTRUCTIONS BEFORE FILLING OUT
        ** SEE ITEM 4(b).

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                                  SCHEDULE 13G

    This Schedule 13G (the "Schedule 13G") is being filed on behalf of Greenlight Capital, L.L.C., a Delaware limited liability company ("Greenlight LLC"), Greenlight Capital, Inc., a Delaware corporation ("Greenlight Inc.", and together with Greenlight LLC, "Greenlight"), and Mr. David Einhorn, principal of Greenlight, relating to shares of Class A Subordinate Voting Shares in MI Developments Inc., a Canadian company (the "Issuer").

    This Schedule 13G relates to shares of Class A Subordinate Voting Shares, no par value, of the Issuer (the "Class A Shares") purchased by Greenlight LLC for the account of (i) Greenlight Capital, L.P. ("Greenlight Fund"), of which Greenlight LLC is the general partner, (ii) Greenlight Capital Qualified, L.P. ("Greenlight Qualified"), of which Greenlight LLC is the general partner and, Class A Shares purchased by Greenlight Inc. for the account of Greenlight Capital Offshore, Ltd. ("Greenlight Offshore"), for which Greenlight Inc. is investment advisor.

ITEM 1(a)    NAME OF ISSUER.

             MI Developments Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             455 Magna Drive
             Aurora, Ontario
             Canada L4G 7A9

ITEM 2(a)    NAME OF PERSON FILING.

             David Einhorn, Greenlight Capital, L.L.C. and Greenlight Capital, Inc.

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE.

             420 Lexington Ave., Suite 1740
             New York, New York  10170

ITEM 2(c)    CITIZENSHIP OR PLACE OF ORGANIZATION.

             Greenlight LLC is a limited liability company organized under the laws of the State of Delaware. Greenlight Inc. is a corporation organized under the laws of the state of Delaware. David Einhorn is the principal of Greenlight and a United States citizen.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES.

             Class A Subordinate Voting Shares, no par value, of the Issuer.

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ITEM 2(e)    CUSIP NUMBER.
             55304X104


ITEM 3       REPORTING PERSON.

             Inapplicable.

ITEM 4       OWNERSHIP.

             (a) Greenlight and Mr. Einhorn are the beneficial owners of 4,384,500 shares of Class A Shares.

             (b) Greenlight and Mr. Einhorn are the beneficial owners of 9.3% of the outstanding shares of Class A Shares. This percentage was determined by dividing 4,384,500 by 47,284,268, the number of shares of Class A Shares outstanding as of July 8, 2003, as reported in the Issuer's Preliminary Prospectus dated July 8, 2003, Exhibit to Form 20-F filed July 8, 2003.

             (c) Greenlight has the sole power to vote and dispose of the 4,384,500 shares of Class A Shares beneficially owned by it. As the principal of Greenlight, Mr. Einhorn may direct the vote and disposition of the 4,384,500 shares of Class A Shares beneficially owned by Greenlight.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Inapplicable.

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Inapplicable.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Inapplicable.

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Inapplicable.

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

             Inapplicable.

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ITEM 10      CERTIFICATION.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS     EXHIBIT 99

             Joint Filing Agreement dated September 8, 2003, between Greenlight and David Einhorn.

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                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    Date: September 8, 2003

                                            Greenlight Capital, L.L.C.


                                            By:  /s/ DAVID EINHORN
                                                 -------------------------------
                                                 David Einhorn, Managing Member


                                            Greenlight Capital, Inc.


                                            By:  /s/ DAVID EINHORN
                                                 ------------------------------
                                                 David Einhorn, President


                                            /s/ DAVID EINHORN
                                            -----------------------------------
                                            David Einhorn